EXHIBIT 8
Subsidiaries
    The table below sets forth our significant subsidiaries as of December 31, 2020. The equity interest presented represents our ownership interest, direct and indirect. Our percentage ownership interest is identical to our voting power for each of the subsidiaries listed below.

Name of significant subsidiary	Country of incorporation	Nature of subsidiary	2020

VEON Amsterdam B.V.	Netherlands	Holding	100%
VEON Holdings B.V.	Netherlands	Holding	100%
PJSC VimpelCom	Russia	Operating	100%
JSC “Kyivstar”	Ukraine	Operating	100%
LLP “KaR-Tel”	Kazakhstan	Operating	75%
LLC “Unitel”	Uzbekistan	Operating	100%
LLC “VEON Georgia”	Georgia	Operating	80%
CJSC “VEON Armenia”	Armenia	Operating	0%
LLC “Sky Mobile”	Kyrgyzstan	Operating	50%
VEON Luxembourg Holdings S.à r.l.	Luxembourg	Holding	100%
VEON Luxembourg Finance Holdings S.à r.l.	Luxembourg	Holding	100%
VEON Luxembourg Finance S.A.	Luxembourg	Holding	100%
Global Telecom Holding S.A.E	Egypt	Holding	100%
Omnium Telecom Algérie S.p.A.*	Algeria	Holding	45%
Optimum Telecom Algeria S.p.A.*	Algeria	Operating	45%
Pakistan Mobile Communications Limited	Pakistan	Operating	85%
Banglalink Digital Communications Limited	Bangladesh	Operating	100%
* The Group has concluded that it controls Omnium Telecom Algérie S.p.A and Optimum Telecom Algeria S.p.A, See Significant Accounting Judgments in Note 13 of the Audited Consolidated Financial Statements for further details.